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                                                                                         EXHIBIT II

                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                      EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                               (UNAUDITED)

(DOLLARS IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31:
                                                   ------------------------------------------------
                                                    1995      1994      1993       1992      1991(2)
                                                   ------    ------    -------    -------    ------
Earnings before income taxes and change in
accounting principle(1).........................   $7,910    $5,253    $(8,432)   $(8,861)   $  234
Add:
  Fixed charges, excluding capitalized
    interest....................................    1,972     2,450      2,853      3,348     3,269
                                                   ------    ------    -------    -------    ------
Earnings as adjusted............................   $9,882    $7,703    $(5,579)   $(5,513)   $3,503
                                                   ------    ------    -------    -------    ------
                                                   ------    ------    -------    -------    ------
Fixed charges:
  Interest expense..............................   $1,591    $2,025    $ 2,291    $ 2,645    $2,584
  Capitalized interest..........................       23        20         46        101       143
  Portion of rental expense representative of
    interest....................................      381       425        562        703       685
                                                   ------    ------    -------    -------    ------
Total fixed charges.............................   $1,995    $2,470    $ 2,899    $ 3,449    $3,412
                                                   ------    ------    -------    -------    ------
                                                   ------    ------    -------    -------    ------
Preferred stock dividends(3)....................       37       144         47          0         0
                                                   ------    ------    -------    -------    ------
Combined fixed charges and preferred stock
  dividends.....................................   $2,032    $2,614    $ 2,946    $ 3,449    $3,412
                                                   ------    ------    -------    -------    ------
                                                   ------    ------    -------    -------    ------
Ratio of earnings to fixed charges..............      5.0       3.1         (A)        (A)      1.0
Ratio of earnings to combined fixed charges and
  preferred stock dividends.....................      4.9       2.9         (A)        (A)      1.0
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
 (1)  Earnings before income taxes and changes in accounting principle excludes the company's share in the income and losses of less-than-fifty percent-owned affiliates.
 (2)  Restated for AICPA Statement of Position, "Software Revenue Recognition."
 (3)  The company reported preferred stock dividends and transaction costs of $62 million for the year ended December 31, 1995. Excluded from the ratio computation are transaction costs of $42 million relating to the repurchase of Series A 7 1/2 percent preferred stock depositary shares. Included are preferred stock dividends of $20 million, or $37 million representing the pre-tax earnings which would be required to cover such dividend requirements based on IBM's effective income tax rate. For the years ended
      December 31, 1994 and 1993, preferred stock dividends are also on a pre-tax basis.
 (A)  No ratios are shown for these periods as earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1993 earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $8,478 million and $8,525 million, respectively. As a result of the net loss incurred for the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $8,962 million.
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